EXHIBIT 4.1

                      SPECIMEN CERTIFICATE OF COMMON STOCK

NUMBER  SHARES

              INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

                               MAC WORLDWIDE, INC.

                    TOTAL AUTHORIZED ISSUE 55,000,000 SHARES

                                 See Reverse for
                               Certain Definitions

50,000,000 Shares $.001 Par Value 5,000,000 Shares $.001 Par Value Common Stock Preferred Stock

                                    SPECIMEN

This  is  to  certify that _____________________________________ is the owner of

             FULLY PAID AND NON-ASSESSABLE SHARES OF COMMON STOCK OF

                               MAC WORLDWIDE, INC.

transferable only on the books of the Corporation by the holder thereof in person or by a duly authorized Attorney upon surrender of this Certificate properly endorsed. Witness, the seal of the Corporation and the signatures of its duly authorized officers.